Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Infinite Acquisition Corp. (the “Company”) on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated  July 19, 2021, except for Notes 2 and 7, as to which the date is November 2, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Infinite Acquisition Corp. as of April 9, 2021 and for the period from March 29, 2021 (inception) through April 9, 2021, appearing in the Registration Statement on Form S-1, as filed (File No. 333-260699) of Infinite Acquisition Corp.

/s/ Marcum llp
Marcum llp
New York, NY
November 18, 2021